                                                                   EXHIBIT 10(1)
                                 Tambrands Inc.
                             777 Westchester Avenue
                             White Plains, NY 10604



August 29, 1994



Mr. Michael K. Lorelli
911 Linden Court
Wichita, Kansas  67206

Dear Mr. Lorelli:

          We are pleased to confirm the terms of your employment with Tambrands Inc. (the "Company").

          1.   Duties.  You will become an employee of the Company on August 31,
               ------
1994 (the "Commencement Date"). Effective as of the Commencement Date, or such later date as you complete your services as an employee of Pepsico, Inc. (but not exceeding two months from the Commencement Date), you will be the President North America and Executive Vice President of the Company. You shall have all of the duties and responsibilities customarily associated with such positions and shall also be responsible for Mexico. You shall report directly to the Company's President and Chief Executive Officer.

          Immediately upon your appointment as President North America and Executive Vice President of the Company, you will devote all of your skill, knowledge and full working time (reasonable vacation time and absence for sickness, disability or as permitted in accordance with the following sentence excepted) solely and exclusively to the conscientious performance of your duties hereunder. Regardless of the Commencement Date, you will not be required to physically report for duty at the Headquarters facility of Tambrands Inc., located at 777 Westchester Avenue, White Plains, New York, until October 31, 1994.

          You will be placed on the Company payroll at the rate of $1.00 per month until you physically report for duty on the 31st of October 1994 at which time your base salary will be treated in accordance with item 2 below. All other terms and conditions of this agreement will be in effect as of the "Commencement Date."

Mr. Michael K. Lorelli
August 29, 1994
Page 2

          The term of this agreement shall run from the Commencement Date through October 30, 1997, provided that the term shall automatically be extended for one additional year on October 31, 1995 and each subsequent October 31, unless you or the Company shall have delivered written notice to the other prior to the August 31 immediately preceding such October 31, to the effect that the term of this agreement shall not be extended.

          2.   Base Salary.  As compensation for the duties to be performed by
               -----------
you under the terms of this letter agreement, the Company will pay you a base salary in the amount of $375,000 per annum, payable in semi-monthly installments at the same time as the Company pays salary to its other executive employees and subject to all applicable deductions or reductions therein made pursuant to your elections under the Company's compensation plans or programs. It is contemplated that the Company will review your base salary from time to time and, at the discretion of the Compensation Committee of the Board of Directors, may increase your base salary based upon your performance, then generally prevailing industry salary scales and other relevant factors, including, without limitation, the Company's general compensation practices for its executive officers. (Such annual base salary, as it may hereafter be increased, will be referred to as your "Base Salary").

          3.   Incentive Bonus.  While you are providing services pursuant to
               ---------------
this letter, you will be entitled to participate in the Company's Annual Incentive Plan (the "AIP") as in effect from time to time. Your annual bonus opportunity under the AIP at the target level of performance will be equal to 54% of your Base Salary. Under the terms of the AIP, you may receive more or less than 54% of your Base Salary if performance exceeds or falls short of target levels. Any bonus payable to you under the AIP will be paid to you at the same time as bonuses are paid to other executives under the AIP and subject to the terms and conditions of the AIP.

          Notwithstanding the foregoing, in no event shall the amount payable to you as an annual bonus in respect of 1994 services be less than 54% of the base salary payable to you for 1994 services. In addition, contingent on forfeiture of your annual incentive at Pepsico, Inc., the Company will provide a cash payment equal to 5/6ths of the target incentive established for you at Pepsico,
Inc.   The sum of the bonuses payable in accordance with the two preceding sentences, if the 1994 Pepsico, Inc. annual

Mr. Michael K. Lorelli
August 29, 1994
Page 3

incentive is forfeited, or the annualized bonus payable in accordance with the second preceding sentence, if the 1994 Pepsico, Inc. Annual Incentive is not forfeited, is referred to in this agreement as the "1994 Targeted Bonus".

          Without limitation on the rights conferred upon you under the first paragraph of this Section 3, for services performed during 1995, you will receive no less than two-thirds of your targeted bonus level of 54% of base salary under the AIP.

          4.   Stock Options.  Effective as of the Commencement Date, you will
               -------------
be granted a stock option having a ten-year term for 90,000 shares of the Company's common stock (the "Option") under the terms of the Company's 1991 Stock Option Plan (the "1991 Plan"). The Option will be exercisable in three equal annual installments on each of the first three anniversaries of the Commencement Date, but will become exercisable earlier upon the date, if any, on which a Change of Control (as defined in the 1991 Plan) occurs or on which your employment terminates due to your (i) death, (ii) Disability (as defined in the
                                   -          --
1991 Plan), (iii) retirement prior to age 65 with the consent of the committee
             ---
responsible for administering the 1991 Plan or (iv) retirement at age 65.  The
                                                --
per share exercise price for the shares subject to the Option will be determined in accordance with the following schedule:

Number of Shares              Exercise Price
- - ----------------              --------------
     45,000                   Fair market value of a share on August 31, 1994 as
                              determined under the 1991 Plan (hereafter referred
                              to as the "Fair Market Value").

     15,000                   Fair Market Value plus $5.00

     15,000                   Fair Market Value plus $10.00

     15,000                   Fair Market Value plus $15.00

All other terms of the Option will be as provided in the 1991 Plan and the agreement relating to such grant, which terms shall be no less favorable than the terms that would apply under the 1991 Plan if there were no limitation upon their scope under the option agreement.

Mr. Michael K. Lorelli
August 29, 1994
Page 4

          You shall be eligible to receive future awards under the 1991 Plan (or any successor thereto) at a level commensurate with your position and in accordance with the Company's compensation practices and policies generally applicable to the Company's executive officers as in effect from time to time, provided that you will not receive any additional stock option grants in 1994.
- - -------- ----
You will also be eligible to participate in any amended or newly developed cash or equity-based executive compensation plans on the same basis as described in the preceding sentence. At current Company stock prices and under the Company's current executive compensation practices, the level of option award for the President North America and Executive Vice President is approximately 22,000 shares per year.

          5.   Restricted Stock.  You shall be eligible to receive an award of
               ----------------
1,700 restricted shares of the Company's common stock (the "Award") under the 1989 Restricted Stock Plan (or any successor thereto) (the "1989 Plan") in February, 1995. You shall be eligible to receive future awards under the 1989 Plan at a level commensurate with your position and in accordance with the Company's compensation practices and policies generally applicable to the Company's executive officers as in effect from time to time. At current Company stock prices and under the Company's current executive compensation practices, the level of restricted shares awarded for the President North America and Executive Vice President is approximately 1,700 shares per year. All terms and conditions of your Awards will be as provided in the 1989 Plan and the agreement relating to the Award.

          6.   Change of Control Agreement.  As of the date hereof and
               ---------------------------
effective as of the Commencement Date, you and the Company will enter into an "Employment Protection Agreement" substantially in the form attached hereto as Exhibit A. If there is a Change in Control prior to October 31, 1994 or prior to payment of a 1994 annual bonus, the Base Salary and 1994 Targeted Bonus shall be used in determining the level of salary and bonus under your Employment Protection Agreement, notwithstanding any contrary provisions of such agreement.

          7.   Employee Benefits.  From and after the Commencement Date, you
               -----------------
will be eligible to participate in the employee benefit plans and programs generally available to the Company's employees (including, but not limited to, coverage under the Company's medical, dental, life and disability insurance plans and participation in the

Mr. Michael K. Lorelli
August 29, 1994
Page 5

Company's Pension Plan and Savings Plan) as in effect from time to time on the same basis as the Company's other employees, subject to the terms and provisions of such plans and programs. Your relocation benefits will be as set forth in the separate letter to you from Kevin J. Paradise of even date herewith. You will receive four weeks paid vacation per annum.

          You will at all times during your employment by the Company be designated as an Executive Participant for purposes of the Company's Supplemental Executive Retirement Plan as amended and restated effective July 1, 1994 (the "SERP"). As such, your SERP benefit will be calculated under the "Mid-Career Formula" of the SERP. You will be eligible to participate in the SERP to the extent that the benefits that you may accrue, or the compensation that may be taken into account in calculating the benefits that you may accrue, under the Company's Pension Plan are affected by any limitation required for the Pension Plan to satisfy the applicable requirements of the Internal Revenue Code. Your SERP benefits will be payable in accordance with the terms of the SERP such that in the event that your employment with the Company is "Involuntarily Terminated" within two years following the occurrence of a "Change of Control" as each such term is defined in the SERP), your benefits accrued thereunder shall be calculated as though you had two additional years of service and you shall be deemed to be fully vested in your entire such benefits.

          For purposes of determining "Actuarial Equivalence" under the SERP, the actuarial assumptions used shall be no less favorable than (i) the actuarial assumptions in effect for funding purposes on the date of determination under the Pension Plan for Employees of Tambrands Inc., as amended from time to time (the "Pension Plan"), or any successor thereto which is a tax-qualified plan under the applicable provisions of the Internal Revenue Code of 1986, as amended, or (ii) the actuarial assumptions in effect for funding purposes under the Pension Plan as of the date of such Plan's termination, if the Pension Plan is no longer in effect and there is no such successor plan.

          In the event of your termination of employment for any reason prior to becoming fully vested in the SERP's "Mid-Career Formula", you shall receive a supplemental benefit which shall be calculated in accordance with the attached "Minimum Supplemental Pension Term Sheet"; provided, however, that the Company's and your actuary

Mr. Michael K. Lorelli
August 29, 1994
Page 6

shall promptly review such Term Sheet and we agree that it shall be amended as our actuaries jointly agree is necessary to fully effectuate the objective expressed therein.

          8.   Executive Perquisites.  You will be eligible to receive the
               ---------------------
perquisites and other personal benefits made available to the Company's senior executives from time to time, including, without limitation, payment of or reimbursement for up to $10,000 per annum for personal tax and financial planning.

          9.   Expenses.  The Company will reimburse you for all reasonable
               --------
expenses incurred by you in connection with your performance of services under this letter agreement in accordance with the Company's policies, practices and procedures.

          10.  Termination of Employment.  If the Company terminates your
               -------------------------
employment prior to age 65 for any reason other than Cause or Disability or you terminate your employment as a result of a Termination for Good Reason, the Company will pay you severance benefits in an aggregate amount equal to two (2) times your then current annual Base Salary in one lump sum payment, unless you specifically request and the Company agrees to make the payment of all or any portion of this payment over time, not to exceed 24 months. In addition, you will be paid a bonus for the year of termination equal to the target bonus for the year of termination, if one has been established, or for the preceding year, if such target has not yet been established; provided, however, that in
                                             --------  -------
calculating the amount of such bonus, performance objectives which relate to individual performance shall be assumed to have been fully attained and performance objectives which relate to corporate performance shall take into account actual corporate performance; and further provided, that the bonus so
                                          ------- --------
determined shall be prorated for the number of months worked during the year of termination.

          In the event your employment terminates (i) due to your death or
                                                   -
Disability or after age 65, (ii) is terminated by the Company for Cause or (iii)
                             --                                             ---
is terminated by you other than as a result of a Termination for Good Reason, you will be entitled to receive the compensation and benefits payable to you under the Company's otherwise applicable employee benefit plans or programs.

Mr. Michael K. Lorelli
August 29, 1994
Page 7

          Any benefits payable to you pursuant to this Section 10 will be in full satisfaction of all liabilities to you under this agreement and with respect to any other claim you may have in conjunction with your termination of employment (excluding any rights you may have under the 1991 Plan or this letter with respect to options, under the 1989 Restricted Stock Plan with respect to restricted stock, any vested benefits you may have under the terms of the Company's SERP, Pension Plan or Savings Plan, but including, without limitation, any claim for benefits under the Company's Executive Severance Program). These benefits will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other benefits by reason of your securing other employment.

          For purposes of this agreement, the following terms will have the meanings set forth below:

          "Cause" means (i) your willful failure to perform substantially your duties as an officer and employee of the Company (other than due to physical or mental illness) that results in material economic damage to the Company, (ii) your engaging in serious misconduct that results in material economic damage to the Company, (iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, or
                       ---- ----------
     (iv) your unauthorized disclosure of confidential information (unless such disclosure was believed by you to be appropriate in the course of properly carrying out your duties under this agreement, and other than to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) that has resulted or is likely to result in material economic damage to the Company. For purposes of this definition, no act, or failure to act on your part, shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that such actions or omission was in the best interest of the Company. Prior to terminating your employment for Cause, the Company shall deliver to you reasonable advance written notice of any proposed action by the Board of Directors of the Company (the "Board") relating to your termination for Cause specifying the particulars in detail sufficient to give you an informed opportunity to be heard before the Board, together with your counsel. No termination for Cause shall be effective without the Board having decided after such

Mr. Michael K. Lorelli
August 29, 1994
Page 8

     hearing, by the affirmative vote of a majority of its members at a meeting of the Board, that you were guilty of conduct constituting Cause, as defined herein.

          "Disability" means that, as a result of your incapacity due to physical or mental illness, you have been absent from your duties to the Company on a substantially full-time basis for 180 days in any twelve-month period.

          "Termination for Good Reason" means a voluntary termination of your employment which occurs within 90 days following the occurrence of any of the following events without your prior written consent: (i) any assignment to you of any duties or authorities which are different from, and result in a diminution of, the duties and authorities you are to perform or possess as President North America and Executive Vice President of the Company pursuant to this letter agreement, (ii) your removal or any failure to reelect or redesignate you to the position of President North America and Executive Vice President of the Company, except in connection with a termination of your employment by the Company for Cause, (iii) any reduction in your Base Salary or (iv) any action which results in your ceasing to report directly to the Company's President and Chief Executive Officer.

          11.  Binding Effect.
               --------------

               (a) This letter agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you under this letter agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this letter agreement to your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

Mr. Michael K. Lorelli
August 29, 1994
Page 9

               (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          12.  Indemnification.  The Company agrees to indemnify you to the
               ---------------
fullest extent permitted under its By-laws as in effect from time to time. The Company shall advance to you all reasonable costs and expenses incurred by you in connection with any Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses. For the purposes of this Section 12, a "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which you are made, or are threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that you are or were an officer, director or employee of the Company or are or were serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company. The Company shall not settle any proceeding or claim in any manner which would impose on you any penalty or limitation without your prior written consent. You agree that you

Mr. Michael K. Lorelli
August 29, 1994
Page 10

will not unreasonably withhold your consent to any proposed settlement.

          13.  General Provisions.  No provisions of this letter agreement may
               ------------------
be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company's Board of Directors and is agreed to in a writing signed by you and such Company officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          Except as set forth in the Employment Protection Agreement referenced in Section 6 of this letter or in the relocation letter referenced in Section 7 of this letter, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement. The invalidity or unenforceability of any one or more provisions of this letter agreement will not affect the validity or enforceability of any other provision of this letter agreement, which will remain in full force and effect. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement may be delivered by telecopy of signed documents, and the parties may rely upon such telecopy counterparts of this Agreement as though they were original. Without altering the validity of the foregoing, the parties will exchange executed original counterparts of the Agreement by overnight courier or as soon thereafter as otherwise practicable.

          All amounts payable to you hereunder will be paid net of any and all applicable income or employment taxes required to be withheld therefrom under applicable Federal, State or local laws or regulations.

          The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of New York, without giving effect to its conflict of laws provisions.

          14.  Due Authorization.  The Company represents and warrants to you
               -----------------
that (i) the Company has all requisite

Mr. Michael K. Lorelli
August 29, 1994
Page 11

corporate power and authority to enter into this agreement and the agreements referenced in Sections 6 and 7 of this agreement, (ii) the execution and delivery of all such agreements and the performance of the Company's obligations under all such agreements have been duly authorized by all necessary corporate action on the part of the Company and (iii) all such agreements have been duly executed by the Company and constitute the Company's valid and binding obligations, enforceable against it in accordance with their terms.

          15.  Notice.  For the purpose of this agreement, notices and all other
               ------
communications provided for in the agreement shall be in writing and shall be deemed to have been duly given on the third business day following the mailing of such notice or communication by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                   If to you:

                   Mr. Michael K. Lorelli
                   911 Linden Court
                   Wichita, Kansas  67206


                   with a copy to:

                   Stephen T. Lindo, Esq.
                   Willkie Farr & Gallagher
                   153 East 53rd Street
                   New York, NY  10022-4667


                   If to the Company:

                   Tambrands, Inc.
                   777 Westchester Avenue
                   White Plains, NY  10604

                   Attn: SVP Corporate Human Resources


or to such other address as the party to be notified shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                              *     *     *     *

Mr. Michael K. Lorelli
August 29, 1994
Page 12

          If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                                                Sincerely,

                                                TAMBRANDS INC.


                                                /s/Edward T. Fogarty
                                                --------------------------------
                                                Edward T. Fogarty
                                                President and CEO


ACCEPTED AND AGREED
as of this 30 day
of August, 1994


/s/Michael K. Lorelli
- - ---------------------------------
Michael K. Lorelli

                   "MINIMUM SUPPLEMENTAL PENSION TERM SHEET"


Michael K. Lorelli


[ ]  Objective
     ---------

     Provide a supplemental benefit (the "Supplemental Benefit"), during the period employee is unvested in the Tambrands Mid-Career formula, equal to the benefit that would have been provided by Pepsico, Inc. under the Pepsico Supplemental Pension Plan ("PEPSICO SERP") had Mr. Lorelli remained with Pepsico for up to an additional five years. For example,


                                      Service Under Pepsico
                                      ---------------------
          Tambrands Service            Supp. Benefit Calc.
          -----------------            -------------------
               1 year                          9 years
               2 years                        10 years
               3 years                        11 years
               4 years                        12 years
               5 years                        13 years
               6-9 years                      13 years;

     provided, however, that if actual Pepsico service credited for purposes of the PEPSICO SERP is greater than eight years, such actual Pepsico credited service shall be used in determining service under the right-hand column above.

[ ]  Vesting
     -------

     20% vesting per year during first five years, 100% vested after year five
     (5) and beyond.

[ ]   Assumptions
      -----------

      [ ] The Supplemental Benefit will be equal to the benefit that would have been payable from the PEPSICO SERP had Mr. Lorelli continued in employment with Pepsico for up to an additional five years. The amount of such benefit shall be determined as of the date payment commences under the PEPSICO SERP and shall be assumed to be paid in the same form as benefits are in fact paid under the PEPSICO SERP; provided, however, that if Mr. Lorelli and the Company agree, such benefit will be paid at such other time and in such other form as is actuarially equivalent to the benefit described in the preceding sentence.

Minimum Supplemental Pension Term Sheet
M.K. Lorelli                                                 Page 2.



     [ ] If the PEPSICO SERP benefit does not provide for an offset of the vested qualified Pepsico Pension Plan benefit, then the Supplemental Benefit shall be offset by such benefit.

     [ ] Covered compensation taken into account under the PEPSICO SERP shall be assumed to be $520,000, which amount shall be increased going forward at 5% per year.

     [ ] Once Tambrands "Mid-Career" SERP benefit has vested at age 55 with 10 years of service, the Company's obligation to provide a Supplemental Benefit will lapse.

     [ ] Assumptions for funding, actuarial equivalence and expense will be the same as used for Tambrands SERP.

     [ ]  Funding equal to level annual funding over five years.